Exhibit 99.1
Press Release
SAFE Reports Second Quarter 2017 Results

NEW YORK, July 27, 2017

Safety, Income & Growth Inc. (NYSE: SAFE) today reported results for the second quarter ended June 30, 2017.
“Our mission at SAFE is not just about investing in assets we believe are a unique and highly attractive part of the real estate world,” said Jay Sugarman, Chairman and Chief Executive Officer. “But as the first publicly traded company focused on the sector, we plan to be the driving force in expanding the use of ground leases as a more efficient capital structure for owners and developers of real estate.”
SAFE published a presentation detailing its second quarter 2017 results, which can be found on SAFE’s website, www.safetyincomgrowth.com, in the “Investor Relations” section.
The Company will host an earnings conference call reviewing this presentation and its results beginning at 10:00 a.m. ET today. This conference call can be accessed by all interested parties through the website (listen only) or by dialing toll-free (844) 579-6824 (U.S. domestic) or (763) 488-9145 (international).
For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the website or by dialing (855) 859-2056 (U.S. domestic) or (404) 537-3406 (international).
Safety, Income & Growth Inc. (NYSE: SAFE) is the first publicly traded company that focuses on acquiring, owning, managing and capitalizing ground leases. The Company seeks to provide safe, growing income and capital appreciation to shareholders by building a diversified portfolio of high quality ground leases. The Company is managed by its largest shareholder, iStar Inc. Additional information on SAFE is available on its website at www.safetyincomegrowth.com.
Company Contact:
Jason Fooks, Vice President of Investor Relations & Marketing